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                                                                    Exhibit 99.1

                               Rogers Corporation
                  Global Stock Ownership Plan For Employees

The purpose of the Rogers Corporation Global Stock Ownership Plan For Employees (the "Plan") is to provide eligible employees of Rogers Corporation, a Massachusetts corporation (the "Company"), and certain of its subsidiaries with opportunities to purchase shares of the Company's capital stock, par value $1.00 per share (the "Common Stock"). A total of five hundred thousand (500,000) shares of Common Stock in the aggregate have been reserved for this purpose. The Plan is intended to constitute an "employee stock purchase plan" within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the "Code"), and shall be interpreted in accordance with that intent.

1.    Definitions.
      The term "Board" means the Board of Directors of the Company.

      The term "Compensation" means the amount of total cash compensation, prior to salary reduction pursuant to either Section 125 or 401(k) of the Code, including base pay, overtime, commissions, and incentive or bonus awards, but excluding allowances and reimbursements for expenses such as relocation allowances or travel expenses, income or gains on the exercise of Company stock options, and similar items.

      The term "Designated Subsidiary" means any present or future Subsidiary (as defined below) that has been designated by the Committee (as defined below) to participate in the Plan. The Committee may so designate any Subsidiary, or revoke any such designation, at any time and from time to time, either before or after the Plan is approved by the stockholders.

      The term "Fair Market Value of the Common Stock" on any given date means the closing price of the Common Stock as reported in The Wall Street Journal for such date or, in the absence of such price, the most recent preceding date; in the event that there is no such reported price, then as determined in good faith by the Administrator (as defined below).

      The term "Parent" means a "parent corporation" with respect to the Company, as defined in Section 424(e) of the Code.

      The term "Subsidiary" means a "subsidiary corporation" with respect to the Company, as defined in Section 424(f) of the Code.

2. Administration. The Plan will be administered by the person or persons (the "Administrator") appointed by the Compensation and Organization Committee of the Board of Directors of the Company or such successor or other committee selected by the Board (the "Committee") for such purpose. Except for those powers specifically reserved herein for the Committee or the Board, the Administrator has authority to make rules and regulations for the administration of the Plan, and its interpretations and decisions with regard thereto shall be final and conclusive. No member of the Board or the Committee or any individual exercising administrative authority with respect to the Plan shall be liable for any action or determination made in good faith with respect to the Plan or any option granted hereunder.

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      To the extent that the Administrator or the Committee is unable or unwilling to exercise any right or make any determination hereunder, such right or such determination shall be exercised by the Committee for the Administrator or by the Board for the Committee or for the Administrator.

3. Offerings. The Company will make one or more offerings to eligible employees to purchase Common Stock under the Plan ("Offerings"). The initial Offering will begin as soon as administratively feasible following approval of the Plan by the Company's stockholders. Each offering period shall begin on the first day of a month and shall be six months in length. The Administrator may, in its discretion, designate a different period for any Offering, provided that no Offering shall exceed twenty-seven months in duration or overlap with any other Offering.

4. Eligibility. All employees of the Company (including employees who are also members of the Board) and all employees of each Designated Subsidiary are eligible to participate in any one or more of the Offerings under the Plan, provided that they are employed as of the first day of the applicable Offering (the "Offering Date").

5. Participation. An employee eligible on any Offering Date may participate in such Offering by submitting an enrollment form to the appropriate payroll location at least ten (10) business days before the Offering Date (or by such other deadline as shall be established by the Administrator for the Offering). The enrollment form will
      (a) state the amount of the employee's Compensation to be deducted per pay period, (b) authorize the purchase of Common Stock for him or her in each Offering in accordance with the terms of the Plan,
      (c) specify the exact name or names in which shares of Common Stock purchased for him or her are to be issued or held pursuant to
      Section 11 and, (d) reflect such obligations of the employee (for example, information about disposition of shares within two years of the Offering Date) and such other information as the Administrator deems necessary from time to time. An employee who does not enroll in accordance with these procedures will not be permitted to participate in such Offering. Enrolled employees will continue to participate in future Offerings and at the same rate of payroll deduction unless they, (a) file a new enrollment form, (b) withdraw from the Plan, or
      (c) otherwise become ineligible to participate.

6. Employee Contributions. Each eligible employee may authorize payroll deductions to be made each pay period, in increments of five dollars ($5.00), in an amount that may not be less than $500.00 divided by the number of pay periods in the year for the employee nor more than $25,000.00 divided by the number of pay periods in the year for the employee. Book accounts will be maintained that show the amount of payroll deductions made by each participating employee for each Offering. No interest will accrue or be paid on payroll deductions. Contributions to the Plan may only be made through payroll deductions.

7. Deduction Changes. Except as may be determined by the Administrator in advance of an Offering, an employee may not increase or decrease his or her payroll deduction during any Offering, but may increase or decrease his or her payroll deduction with respect to the next Offering (subject to the limitations of Section 6) by filing a new enrollment form at least ten (10) business days before the next

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      Offering Date (or by such other deadline as shall be established for the Offering). The Administrator may, in advance of any Offering, establish rules permitting an employee to increase, decrease or terminate his or her payroll deduction during an Offering.

8. Withdrawal. An employee may withdraw from participation in the Plan by delivering a written notice of withdrawal to the appropriate payroll location. The employee's withdrawal will be effective as of the first business day following receipt of the written notice by the Company. Following an employee's withdrawal, the Company will promptly refund his or her entire cash account balance under the Plan (after payment for any Common Stock purchased before the effective date of withdrawal). The employee may not begin participation again during the remainder of the Offering, but may enroll in a subsequent Offering in accordance with Section 5 as long as he or she is then otherwise eligible to participate.

9. Grant of Options. On each Offering Date, the Company will grant to each eligible employee who is then a participant in the Plan an option ("Option") to purchase on the last day of such Offering (the "Exercise Date"), at the Option Price as hereinafter provided, (a) a number of shares of Common Stock, that number shall not exceed the number of whole shares which is less than or equal to $25,000.00 multiplied by the number of months in the Offering divided by 12 and divided by the Fair Market Value of the Common Stock on the Offering Date, or (b) such other lesser maximum number of shares as shall have been established by the Administrator in advance of the Offering. The Committee shall from time to time establish the purchase price for each share purchased under each Option (the "Option Price"); which Option Price shall be not less than 85% of the Fair Market Value of the Common Stock on the Offering Date or the Exercise Date, whichever is less. At any time that the Committee shall establish an Option Price (expressed as a percentage of the Fair Market Value of the Common Stock and subject to the 85% limitation in the immediately preceding sentence), such Option Price shall become effective only as to subsequent Offerings and shall remain effective until changed by the Committee.

      Notwithstanding the foregoing, no employee may be granted an option hereunder if such employee, immediately after the option is granted, would be treated as owning stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any Parent or Subsidiary. For purposes of the immediately preceding sentence, the attribution rules of Section 424(d) of the Code shall apply in determining the stock ownership of an employee in the Company, its Parent, or any Subsidiary, and all stock which the employee has a contractual right to purchase shall be treated as stock owned by the employee. In addition, no employee may be granted an Option which permits his or her rights to purchase stock under the Plan, and any other employee stock purchase plan of the Company and its Parent and Subsidiaries, to accrue at a rate which exceeds $25,000.00 of the fair market value of such stock (determined on the Offering Date or dates) for each calendar year in which the Option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code.

10. Exercise of Option and Purchase of Shares. Each employee who continues to be a participant in the Plan on the Exercise Date shall

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      be deemed to have exercised his or her Option on such date and shall acquire from the Company such number of whole shares of Common Stock reserved for the purpose of the Plan as his or her accumulated payroll deductions on such date will purchase at the Option Price, but no more than the number determined pursuant to Section 9(a) or 9(b) above, subject to any other limitations contained in the Plan. Any amount remaining in an employee's account at the end of an Offering solely by reason of the inability to purchase a fractional share will be carried forward to the next Offering unless the Administrator determines that such moneys will be returned to the employee; any other balance remaining in an employee's account at the end of an Offering will be refunded to the employee promptly.

11. Issuance of Shares. Subject to the approval of the Administrator, shares of Common Stock purchased under the Plan may be issued in the form of certificates or held in a brokerage, or other account (or accounts), in any case only in the name of the employee, in the name of the employee and another person of legal age as joint tenants with rights of survivorship, or in the name of a broker, bank or similar entity authorized by the employee to be the employee's, or their, nominee for such purpose.

12. Restriction on Sale of Shares. For three months after the Exercise Date, or, if sooner, upon the death of the employee (the "Holding Period"), Common Stock acquired at such Exercise Date shall not be assigned, transferred, pledged or otherwise disposed of, except by will or by the laws of descent and distribution. From time to time, the Administrator may adjust the Holding Period so long as such Holding Period is not less than one month (except in the case of death) nor more than twelve months in length, any such adjustment shall be effective only as to Offerings that begin following the date of such adjustment. Notwithstanding the foregoing, the Committee may reduce or eliminate any Holding Period at any time. Following such Holding Period, Common Stock may be sold or otherwise transferred without restriction except for restrictions generally imposed by applicable law.

13. Rights on Termination of Employment. If a participating employee's employment terminates for any reason before the Exercise Date for any Offering, no payroll deduction will be taken from any pay due and owing to the employee after the current payroll period and the balance in the employee's account will be paid to him or her (or, in the case of death, to a designated beneficiary, or in the absence thereof, to his or her estate) as if he or she had withdrawn from the Plan under Section 8. An employee who is participating in the Plan, or who is eligible to participate, also will be deemed to have terminated employment, for purposes of eligibility to participate in the Plan: (a) if his or her employer ceases to be a Designated Subsidiary or, (b) if he or she is transferred to a new employer that is not the Company or a Designated Subsidiary. An employee is not deemed to have terminated employment if such employee has transferred between the Company and any Designated Subsidiary, or vice versa.

14. Special Rules. The Administrator may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures outside of the United States. Without limiting the generality of the foregoing, the Administrator is specifically authorized to adopt rules and procedures regarding handling of payroll deductions,

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      payment of interest (if any), conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements outside of the United States.

      The Committee may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code Section 423. Any such sub-plan shall apply only to employees who are not located in the United States or its possessions. The provisions of such sub-plans may take precedence over other provisions of this Plan, with the exception of the first paragraph of this Plan, but, unless otherwise superseded by the specific provisions of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

15. No Employment Rights; Optionees Not Stockholders. Neither the establishment or continuation of the Plan (or a sub-plan), nor the grant of an Option, shall be deemed to give any employee the right to be retained in the employ of the Company or any Subsidiary, or any successor to either, or to interfere with, or restrict in any way, the right of the Company or Subsidiary or any successor to discharge the employee at any time.

      Neither the granting of an Option to an employee nor the deductions from the employee's pay shall constitute such employee as a holder of the shares of Common Stock covered by an Option under the Plan (or a sub-plan) until such shares have been purchased and issued.

16. Rights Not Transferable. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.

17. Application of Funds. Except as otherwise specifically provided herein, all funds received or held by the Company (or the applicable Designated Subsidiary) under the Plan may be combined with other corporate funds and may be used for any corporate purpose.

18. Adjustment in Case of Changes Affecting Common Stock. In the event of a subdivision of outstanding shares of Common Stock, or the payment of a dividend in Common Stock, the number of shares approved for the Plan, and the share limitation set forth in Section 9, shall be increased proportionately, and such other adjustments shall be made as may be deemed equitable by the Administrator. In the event of any other change affecting the Common Stock, such adjustment shall be made as may be deemed equitable by the Administrator to give proper effect to such event.

19. Amendment of the Plan. The Committee may at any time, and from time to time, amend the Plan in any respect, except that no amendment shall be made increasing the number of shares approved for the Plan or making any other change that would require stockholder approval in order for the Plan, as amended, to qualify as an "employee stock purchase plan" under Section 423(b) of the Code without the approval of the Board and, within 12 months of such Board action, by the stockholders.

20. Insufficient Shares. If the total number of shares of Common Stock that would otherwise be purchased on any Exercise Date plus the number of shares purchased under previous Offerings under the Plan

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      exceeds the maximum number of shares issuable under the Plan, the shares then available shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase Common Stock on such Exercise Date.

21. Termination of the Plan. The Plan may be terminated at any time by the Board. Upon termination of the Plan, all amounts in the accounts of participating employees shall be promptly refunded.

22. Governmental Regulations. The Company's obligation to sell and deliver Common Stock under the Plan is subject to obtaining all governmental approvals required in connection with the authorization, issuance, or sale of such stock.

      The Plan shall be governed by the laws of the Commonwealth of Massachusetts except to the extent that such law is preempted by federal law.

23. Issuance of Shares. Shares may be issued upon exercise of an Option from all or any of the following sources: from treasury shares, from shares reacquired by the Company from time to time, or from authorized but unissued shares.

24. Tax Withholding. Participation in the Plan is subject to any minimum required tax withholding on income of the participant in connection with the Plan. Each employee agrees, by entering the Plan, that the Company and its Designated Subsidiaries shall have the right to deduct any such taxes from any payment of any kind otherwise due to the employee, including shares issuable under the Plan.

25. Notification Upon Sale of Shares. Each employee agrees, by entering the Plan, to give the Company prompt notice of any disposition of shares purchased under the Plan where such disposition occurs within two years after the Offering Date pursuant to which such shares were purchased.

26. Effective Date and Approval of Stockholders. The Plan shall become effective on the date it is approved by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present.


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